EXHIBIT 99.1

PRESS RELEASE

                    Contact:
                  Trisha Tuntland
                  Director of Investor Relations
                  Cabot Microelectronics Corporation
                   (630) 499-2600

CABOT MICROELECTRONICS CORPORATION REPORTS STRONG RESULTS
FOR SECOND QUARTER OF FISCAL 2017
•	Revenue of $119.2 Million, 20.1 Percent Higher Than Last Year
•	GAAP Gross Profit Margin of 50.4 Percent of Revenue; Non-GAAP 51.4 Percent; Annual Guidance Raised
•	GAAP Earnings Per Share of $0.71, Up 91.9 Percent Compared to Last Year; Non-GAAP $0.76
•	As Previously Announced, Quarterly Cash Dividend Increased

AURORA, IL, April 27, 2017 – Cabot Microelectronics Corporation (Nasdaq: CCMP), the world's leading supplier of chemical mechanical planarization (CMP) polishing slurries and second largest CMP pad supplier to the semiconductor industry, today reported financial results for its second quarter of fiscal 2017, which ended March 31, 2017.

During the second fiscal quarter, the company achieved total revenue of $119.2 million, which is 20.1 percent higher than in the same quarter last year. This included significant revenue growth from its tungsten and dielectrics slurries and polishing pads product areas; the company achieved its sixth consecutive quarter of record revenue in CMP pads. Gross profit margin was 50.4 percent of revenue; non-GAAP gross profit margin was 51.4 percent of revenue, excluding amortization expense related to the company's October 2015 acquisition of NexPlanar Corporation. The company achieved diluted earnings per share of $0.71, 91.9 percent higher than in the same quarter last year; non-GAAP diluted earnings per share were $0.76, excluding the amortization expense. Cash flow from operations was $32.8 million. As of March 31, 2017, the company's balance sheet reflected a cash balance of $343.7 million, and $150.4 million of debt outstanding.

"Our results represent another quarter of strong financial performance for our company, reflecting continued strong semiconductor industry demand and successful execution of our strategic initiatives," said David Li, President and CEO of Cabot Microelectronics. "During the quarter, we continued to support our customers' production ramp of 3D NAND and FinFET technologies, and advanced customer adoption of our high-performing colloidal silica-based dielectrics slurries for advanced memory applications. In CMP pads, we won new business with three of our technology-leading customers, and we added to our rich pipeline of new business opportunities across a wide range of customers and applications. In addition, we earned several awards from customers this quarter in recognition for successfully delivering innovative, high-quality, high-performing, and reliable CMP slurries and polishing pads, including Intel's prestigious Supplier Continuous Quality Improvement Award for the fifth consecutive year. We also declared an increase to our quarterly cash dividend, which we believe demonstrates both confidence in our ongoing cash generation and our continued commitment to delivering value to our shareholders."

Mr. Li continued, "Looking ahead, we are seeing indications that semiconductor industry demand is likely to show continued strength in the second half of our fiscal year. With this industry outlook, and our continued focus on executing our strategic initiatives in three key product areas -- slurries for polishing tungsten, dielectrics slurries, and polishing pads -- we are confident that we are well-positioned to deliver continued profitable growth for our company."

Key Financial Information

The company achieved revenue of $119.2 million in the second fiscal quarter, which represents an increase of 20.1 percent compared to the same quarter last year. The company achieved record quarterly revenue in its polishing pads product area, which grew 43.5 percent year-over-year; revenue from the company's tungsten and dielectrics slurries grew 18.1 percent and 17.6 percent, respectively. Revenue for the first half of the fiscal year totaled $242.4 million, which is 21.5 percent higher than last year.

Gross profit for the quarter was 50.4 percent of revenue, compared to 47.3 percent reported in the same quarter a year ago. Gross profit this quarter includes $1.2 million of NexPlanar amortization expense; excluding this, non-GAAP gross profit was 51.4 percent of revenue. Factors impacting gross profit this quarter compared to last year include higher sales volume and a higher valued product mix, partially offset by higher fixed manufacturing costs, including higher incentive compensation expense. Year to date, gross profit was 50.1 percent of revenue, compared to 48.6 percent last year. Gross profit this year includes $2.4 million of amortization expense related to NexPlanar. Excluding this, non-GAAP gross profit for the first half of the fiscal year was 51.1 percent of revenue. The company currently expects its GAAP gross profit margin for the full fiscal year to be between 49 and 51 percent of revenue; this is higher than the company's prior full year guidance range of 48 to 50 percent of revenue. This includes approximately 100 basis points of NexPlanar amortization expense.

Operating expenses, which include research, development and technical, selling and marketing, and general and administrative expenses, were $36.1 million in the second fiscal quarter, including $0.5 million of NexPlanar amortization expense. Operating expenses were $1.5 million higher than the $34.6 million reported in the same quarter a year ago, primarily due to higher incentive compensation expense and higher professional fees, partially offset by lower clean room materials expense. Year to date, total operating expenses were $69.5 million, which includes $0.9 million of amortization expense related to NexPlanar. The company continues to expect GAAP operating expenses for the full fiscal year to be between $137 million and $142 million. This includes approximately $2 million of NexPlanar amortization expense.

Net income for the quarter was $18.3 million, or $19.3 million on a non-GAAP basis, excluding the amortization expense related to NexPlanar. Net income was 100.2 percent higher than the $9.1 million reported in the same quarter last year. Net income increased primarily due to higher revenue and a higher gross profit margin. Year to date, net income was $40.5 million, or $42.6 million on a non-GAAP basis, excluding the referenced amortization expense. This is 98.2 percent higher than the $20.4 million reported last year.

Diluted earnings per share were $0.71 this quarter, or $0.76 on a non-GAAP basis, excluding the amortization expense related to NexPlanar, and 91.9 percent higher than the $0.37 reported in the second quarter of fiscal 2016. Year to date, diluted earnings per share were $1.60, or $1.68 on a non-GAAP basis, including the amortization expense. This is 92.8 percent higher than the $0.83 reported last year.

As announced on March 7, 2017, the company's Board of Directors declared a quarterly cash dividend of $0.20 per share on the company's common stock, an increase of eleven percent over the quarterly cash dividend paid since the initiation of its regular quarterly cash dividend program in January, 2016. The dividend will be payable on or about April 28, 2017 to shareholders of record at the close of business on March 23, 2017. The $0.20 dividend would represent an annualized rate of $0.80 per share, or approximately $20 million in aggregate, and equivalent to approximately 33 percent and 26 percent of the company's fiscal year 2016 net income and free cash flow1, respectively.

CONFERENCE CALL
Cabot Microelectronics Corporation's quarterly earnings conference call will be held today at 9:00 a.m. Central Time. The conference call will be available via live webcast and replay from the company's website, www.cabotcmp.com, or by phone at (844) 825-4410. Callers outside the U.S. can dial (973) 638-3236. The conference code for the call is 93266585. A transcript of the formal comments made during the conference call will also be available in the Investor Relations section of the company's website.

USE OF NON-GAAP FINANCIAL INFORMATION
The company presented the following measures considered as non-GAAP by the U.S. Securities and Exchange Commission: gross profit margin, net income and diluted earnings per share, excluding the effects of amortization expense related to its October 2015 acquisition of NexPlanar Corporation. The non-GAAP financial information provided in this press release is a supplement to, and not a substitute for, the company's financial results presented in accordance with U.S. GAAP. These non-GAAP financial measures are provided to enhance the investor's understanding about the company's ongoing operations. Specifically, the company believes the NexPlanar amortization expense is not indicative of its core operating results, and thus presents its gross profit margin, net income and diluted earnings per share excluding this expense. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for results prepared and presented in accordance with U.S. GAAP. A reconciliation table of GAAP to non-GAAP financial measures, including gross profit percentage, net income and diluted earnings per share, is contained in this press release.

ABOUT CABOT MICROELECTRONICS CORPORATION
Cabot Microelectronics Corporation, headquartered in Aurora, Illinois, is the world's leading supplier of CMP polishing slurries and second largest CMP pad supplier to the semiconductor industry. The company's products play a critical role in the production of advanced semiconductor devices, helping to enable the manufacture of smaller, faster and more complex devices by its customers. The company's mission is to create value by delivering high-performing and innovative solutions that solve its customers' challenges. The company has approximately 1,125 employees on a global basis. For more information about Cabot Microelectronics Corporation, visit www.cabotcmp.com or contact Trisha Tuntland, Director of Investor Relations at 630-499-2600.

SAFE HARBOR STATEMENT
This news release may include statements that constitute "forward looking statements" within the meaning of federal securities regulations. These forward-looking statements include statements related to: future sales and operating results; growth or contraction, and trends in the industry and markets in which the company participates; the company's management; various economic or political factors and international or national events; regulatory or legislative activity; product performance; the generation, protection and acquisition of intellectual property, and litigation related to such intellectual property; new product introductions; development of new products, technologies and markets; the company's supply chain; the financial conditions of the company's customers; natural disasters; the acquisition of, investment in, or collaboration with other entities; uses and investment of the company's cash balance, including dividends and share repurchases, which may be suspended, terminated or modified at any time for any reason, based on a variety of factors; financing facilities and related debt, payment of principal and interest, and compliance with covenants and other terms; the company's capital structure; the company's current or future tax rate; and the operation of facilities by Cabot Microelectronics Corporation. These forward-looking statements involve a number of risks, uncertainties, and other factors, including those described from time to time in Cabot Microelectronics' filings with the SEC, that could cause actual results to differ materially from those described by these forward-looking statements. In particular, see "Risk Factors" in the company's quarterly report on Form 10-Q for the quarter ended December 31, 2016 and in the company's annual report on Form 10-K for the fiscal year ended September 30, 2016, both filed with the SEC. Cabot Microelectronics assumes no obligation to update this forward-looking information.

1Free cash flow is cash provided by operating activities less capital expenditures.

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and amounts in thousands, except per share amounts)

	Quarter Ended			Six Months Ended
	March 31,	December 31,	March 31,	March 31,	March 31,
	2017	2016	2016	2017	2016

Revenue	$119,184	$123,254	$99,244	$242,438	$199,613

Cost of goods sold	59,153	61,749	52,348	120,902	102,522

Gross profit	60,031	61,505	46,896	121,536	97,091

Operating expenses:

Research, development & technical	14,090	13,396	14,934	27,486	29,762

Selling & marketing	7,268	7,552	6,668	14,820	13,417

General & administrative	14,699	12,496	12,990	27,195	27,253

Total operating expenses	36,057	33,444	34,592	69,501	70,432

Operating income	23,974	28,061	12,304	52,035	26,659

Interest expense	1,135	1,150	1,191	2,285	2,358

Other income (expense), net	234	996	452	1,230	642

Income before income taxes	23,073	27,907	11,565	50,980	24,943

Provision for income taxes	4,793	5,676	2,434	10,469	4,503

Net income	$18,280	$22,231	$9,131	$40,511	$20,440

Income available to common shareholders	$18,232	$22,129	$9,090	$40,365	$20,280

Basic earnings per share	$0.73	$0.90	$0.38	$1.63	$0.84

Weighted average basic shares outstanding	25,031	24,583	24,061	24,798	24,070

Diluted earnings per share	$0.71	$0.88	$0.37	$1.60	$0.83

Weighted average diluted shares outstanding	25,526	25,072	24,408	25,304	24,444

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited and amounts in thousands)

	March 31,	September 30,
	2017	2016
ASSETS:

Current assets:
Cash and cash equivalents	$343,683	$287,479
Accounts receivable, net	59,438	62,830
Inventories, net	69,778	72,123
Other current assets	15,807	14,398
Total current assets	488,706	436,830

Property, plant and equipment, net	109,042	106,496
Other long-term assets	180,354	183,904
Total assets	$778,102	$727,230

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable	$12,345	$16,834
Current portion of long-term debt	9,844	7,656
Accrued expenses, income taxes payable and other current liabilities	42,924	41,395
Total current liabilities	65,113	65,885

Long-term debt, net of current portion	140,527	146,961
Other long-term liabilities	14,851	16,736
Total liabilities	220,491	229,582

Stockholders' equity	557,611	497,648
Total liabilities and stockholders' equity	$778,102	$727,230

CABOT MICROELECTRONICS CORPORATION
U.S. GAAP to Non-GAAP Reconciliation
Gross Profit as a Percentage of Revenue, Net Income and Diluted Earnings Per Share
(Unaudited and amounts in thousands, except per share and percentage amounts)

The following presents reconciliation of the Non-GAAP financial measures included in the Cabot
Microelectronics Corporation press release dated April 27, 2017.

	Three Months Ended March 31, 2017			Six Months Ended March 31, 2017

	U.S. GAAP	Adjustments	Non-GAAP	U.S. GAAP	Adjustments	Non-GAAP
Gross profit	$60,031	$1,198	$61,229	$121,536	$2,396	$123,932
Gross profit as a percentage of revenue (1)	50.4%		51.4%	50.1%		51.1%

Net income (2)	$18,280	$1,068	$19,348	$40,511	$2,135	$42,646

Diluted earnings per share (3)	$0.71	$0.05	$0.76	$1.60	$0.08	$1.68

(1)	Non-GAAP gross profit as a percentage of revenue for the three months ended March 31, 2017 excludes $1,198 of NexPlanar amortization expense.
Non-GAAP gross profit as a percentage of revenue for the six months ended March 31, 2017 excludes $2,396 of NexPlanar amortization expense.

(2)
Non-GAAP net income for the three months ended March 31, 2017 excludes the item mentioned above in (1) plus $468 of NexPlanar amortization expense recorded in operating expenses.  These adjustments are partially offset by a $598 related increase in the provision for income taxes.

Non-GAAP net income for the six months ended March 31, 2017 excludes the item mentioned above in (1) plus $936 of NexPlanar amortization expense recorded in operating expenses.  These adjustments are partially offset by a $1,197 related increase in the provision for income taxes.

(3)	Non-GAAP diluted earnings per share is calculated based upon Non-GAAP net income.